Exhibit 99.2

EXECUTION

Waiver and Forbearance Agreement

This Waiver and Forbearance Agreement (the “Agreement”) dated as of November 11, 2009, is among eDiets.com, Inc., a Delaware corporation with offices at 1000 Corporate Drive, Suite 600, Fort Lauderdale, FL 33334 (the “Company”) and the undersigned security holders (collectively, the “Security Holders”).

Recitals

(A)	Each Security Holder is a party to one or more of the registration rights agreements listed on Schedule A attached hereto (the “Registration Rights Agreements”) and holds Registrable Securities (as defined in the Registration Rights Agreement applicable to such Registrable Securities);

(B)	Each Registration Rights Agreement requires the Company, among other things, to file with the Securities and Exchange Commission (the “SEC”), a registration statement to enable the resale of Registrable Securities by the Security Holders party thereto upon the occurrence of certain events set forth in such Registration Rights Agreement;

(C)	The Company intends to sell certain shares of its common stock to the public pursuant to a registration statement filed with the Securities and Exchange Commission on Form S-3, as the same may be modified or supplemented from time to time (the “Offering”); and

(D)	The Security Holders wish to consent to a one-time waiver of certain rights existing on the date hereof or which may arise in connection with the Offering.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agrees as follows:

1	Interpretation. Unless otherwise defined herein, capitalized terms have the meanings set forth in the Registration Rights Agreement applicable to the context in which such term is used. References to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include each other such gender. References to a “party” are references to any person who is a party to this Agreement at any given time. The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

2	Waiver of Registration Rights. Each Security Holder hereby waives any and all registration rights of such Security Holder under the Registration Rights Agreements to the extent that such registration rights either (i) arose prior to the date of this Agreement or (ii) may arise in connection with or upon consummation of the Offering.

EXECUTION

3	Waiver of Certain Adjustments. Each Security Holder hereby waives the application of Section 3(c) of the Registration Rights Agreements to the extent such Section would require adjustment to the Per Share Warrant Price in connection with or upon consummation of the Offering.

4	Effectiveness. The Registration Rights Agreements, except to the extent specifically provided for herein, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver or amendment of any right, power or remedy of the Security Holders under the Registration Rights Agreements, nor constitute a waiver or amendment of any other provision of the Registration Rights Agreements.

5	Successors and Assigns. This Agreement shall remain in full force and effect and shall be binding upon the Security Holders and their successors and assigns, and shall inure to the benefit of the Company and its successors and assigns.

6	Severability. In the event that any provision of this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7	Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law.

8	Counterparts; Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart by written electronic communication shall in all cases constitute delivery of an original.

[Remainder of Page Intentionally Left Blank.]

Wherefore, the parties have executed this Agreement as of the date first set forth above with the intention of being legally bound to the terms hereof.

EDIETS.COM, INC.

By	/s/ Thomas Hoyer
Name: Thomas Hoyer Title: Chief Financial Officer

SECURITY HOLDERS: LEE S. ISGUR

/s/ Lee Isgur

KEVIN N. MCGRATH

/s/ Kevin McGrath

KEVIN A. RICHARDSON II

/s/ Kevin A. Richardson II

PRIDES CAPITAL FUND I, L.P.

By: Prides Capital Partners, LLC, its General Partner

By	/s/ Kevin A. Richardson II
Name: Kevin A. Richardson II Title: Managing Partner